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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MOTHERS WORK, INC.
(Name of Registrant as Specified In Its Charter)
NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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456 North Fifth Street
Philadelphia, Pennsylvania 19123

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
January 21, 2005

To the Stockholders of Mothers Work, Inc.:

        The Annual Meeting of Stockholders of Mothers Work, Inc., a Delaware corporation (the "Company"), will be held at 9:00 a.m. Eastern Standard Time, on January 21, 2005 at the Company's corporate headquarters, 456 North Fifth Street, Philadelphia, Pennsylvania, for the following purposes:

  1.
  To elect three directors of the Company;

  2.
  To ratify the action of the Audit Committee of the Board of Directors in appointing KPMG LLP ("KPMG") as independent public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 2005; and

  3.
  To transact such other business as may properly come before the meeting or any adjournments thereof.

        Only holders of the Common Stock at the close of business on Friday, December 10, 2004 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Such stockholders may vote in person or by proxy. The accompanying form of proxy is solicited by the Board of Directors of the Company.

By Order of the Board of Directors

Dan W. Matthias Chairman of the Board and Chief Executive Officer

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

December 16, 2004

456 North Fifth Street
Philadelphia, Pennsylvania 19123

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
January 21, 2005

        This proxy statement, which is first being mailed to stockholders on approximately December 16, 2004, is furnished in connection with the solicitation by the Board of Directors of Mothers Work, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), to be held at 9:00 a.m., Eastern Standard Time, on January 21, 2005 (the "2005 Annual Meeting") at the Company's corporate headquarters, 456 North Fifth Street, Philadelphia, Pennsylvania, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed and returned prior to voting at the meeting, the shares of the Company's Common Stock (the "Common Stock") represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of the Common Stock represented thereby will be voted for the election of the nominees for director named below, for the ratification of the appointment of KPMG as independent auditors, and in support of management on such other business as may properly come before the Annual Meeting or any adjournments thereof. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a stockholder cast in person at the Annual Meeting.

VOTING

        Holders of record of the Common Stock on Friday, December 10, 2004 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 5,225,495 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of holders of Common Stock entitled to cast at least a majority of the votes which all holders of the Common Stock are entitled to cast will constitute a quorum for purposes of the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on the election of each of the nominees for director and on any other matter that may properly come before the Annual Meeting. Stockholders are not entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast and votes may be cast in favor of or withheld from each director nominee. Votes that are withheld from a director nominee will be excluded entirely from the vote for such nominee and will have no effect thereon. Ratification of the appointment of KPMG as independent auditors to audit the consolidated financial statements of the Company and its subsidiaries for the year ended September 30, 2005 requires the affirmative vote of the holders of a majority of the shares entitled to vote, present at the Annual Meeting in person or represented by proxy.

        Abstentions and broker non-votes (described below) are counted in determining whether a quorum is present. Abstentions with respect to any proposal other than the election of directors will have the same effect as votes against the proposal. A "broker non-vote" occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals and the broker does not have discretionary authority to vote in the absence of instructions. Broker non-votes are not considered to be shares

"entitled to vote" (other than for quorum purposes), and will therefore have no effect on the outcome of any of the matters to be voted upon at the Annual Meeting.

        The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or facsimile and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Common Stock.

ELECTION OF DIRECTORS
(PROPOSAL 1)

        The Company's Board of Directors is divided into three classes, with staggered three-year terms. Currently, the Board has seven members. Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be cast for Ms. Rebecca C. Matthias, Mr. Joseph A. Goldblum and Mr. David Schlessinger for terms expiring at the Annual Meeting of Stockholders to be held following fiscal 2007 (the "2008 Annual Meeting"). If, for any reason, at the time of election, any of the nominees named should decline or be unable to accept his or her nomination or election, it is intended that such proxy will be voted for the election, in the nominee's place, of a substituted nominee, who would be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any of the nominees will be unable to serve as a director.

        The following biographical information is furnished as to each nominee for election as a director and each of the current directors:

Nominees for Election to the Board of Directors for a Three-Year
Term Expiring at the 2008 Annual Meeting

        Rebecca C. Matthias, 51, co-founded the Company in 1982 (along with Dan W. Matthias) and has served as a director of the Company and its President since its inception. Since January 1993, Ms. Matthias has also served as the Company's Chief Operating Officer. In 1992, Ms. Matthias was chosen as "Regional Entrepreneur of the Year" by Inc. Magazine and Merrill Lynch Corporation, and in September 2003, Ms. Matthias was recognized as a top woman entrepreneur by the United States Small Business Administration. Prior to 1982, Ms. Matthias was a construction engineer for the Gilbane Building Company. Additionally, Ms. Matthias serves as a member of the Board of Trustees of Drexel University, a director on the Board of Directors of CSS Industries, Inc. and a director on the Board of Directors of Russell Corporation.

        Joseph A. Goldblum, 55, has served as a director of the Company since 1989. Mr. Goldblum has been President of G-II Equity Investors, Inc., a general partner of G-II Family Partnership L.P., since May 1989. He was also Of Counsel with the law firm of Goldblum & Hess from May 1989 to December 1996.

        David Schlessinger, 49, has served as a director of the Company since January 2002. Mr. Schlessinger is the founder and Chief Executive Officer of Five Below, Inc., an extreme-value retailer in the teen and pre-teen market, a position which he has held since January 2002. He has been engaged in personal investment activities as well as consulting and board services with private companies since 1998. Mr. Schlessinger founded Zany Brainy, a retail children's educational products company, in 1991 and served as Zany Brainy's Chief Executive Officer until 1996 and as its Chairman until 1998. He founded Encore Books, a retail bookstore chain, in 1973 and served as its Chairman and Chief Executive Officer until 1986.

Members of the Board of Directors Continuing in Office
Term Expiring at the 2006 Annual Meeting

        William A. Schwartz, Jr., 65, has served as a director of the Company since August 28, 1998. Mr. Schwartz is President and Chief Executive Officer of U.S. Vision, Inc., a retailer of optical products and services, a position which he has held since 1995. Mr. Schwartz currently is a director of U.S. Vision, Inc. and Commerce Bancorp.

        Stanley C. Tuttleman, 85, has served as a director of the Company since January 2000. He has been the President and Chief Executive Officer of Tuttson Capital Corp., a financial services corporation, since 1983. Mr. Tuttleman also serves as Chief Executive Officer and Chairman of Telepartners, Inc., a wireless program company.

Members of the Board of Directors Continuing in Office
Term Expiring at the 2007 Annual Meeting

        Dan W. Matthias, 61, co-founded the Company in 1982 (along with Rebecca C. Matthias) and has served as Chairman of the Board since its inception. From 1983 to 1993, he served as the Company's Executive Vice President, and since January 1993, Mr. Matthias has been the Company's Chief Executive Officer. Prior to co-founding the Company, Mr. Matthias had been involved in the computer and electronics industry, serving as a director of Zilog, Inc. and serving as the President of a division of a subsidiary of Exxon Corporation.

        Elam M. Hitchner, III, 58, has served as a director since January 1994. Mr. Hitchner was a partner in the law firm Pepper Hamilton LLP, in Philadelphia, Pennsylvania, which provides legal services to the Company, from May 1992 to June 1999, and returned to the firm in January 2001, where he currently is Of Counsel. Mr. Hitchner does not participate in the provision of legal services to the Company. From July 1999 until December 31, 2000, Mr. Hitchner was a general partner of Meridian Venture Partners and Meridian Venture Partners II, venture capital firms located in Radnor, Pennsylvania.

        Other than the husband and wife relationship between Dan and Rebecca Matthias, there are no family relationships among any of the other directors of the Company.

        The Board of Directors recommends a vote FOR Proposal 1 to elect all Nominees to the Board of Directors for a Three-Year Term Expiring at the 2008 Annual Meeting.

Committees and Meetings of
the Board of Directors

        During the fiscal year ended September 30, 2004, the Board of Directors held four meetings, all of which were held in person. With the exception of Mr. Tuttleman (who attended a majority of the scheduled Board meetings and Committee meetings), each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served.

        The Company expects all of its directors to attend the annual meetings of stockholders. All of the directors attended last year's annual meeting.

        The Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

        During the fiscal year ended September 30, 2004, the Audit Committee, which consists of Mr. Hitchner, Chairman, Mr. Schwartz and Mr. Tuttleman, held eight meetings, of which two were held telephonically as scheduled. Each member of the Audit Committee is considered an "independent director" under Nasdaq rules and the rules of the Securities and Exchange Commission ("SEC"). The function of the Audit Committee is to assist the Board of Directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting controls and policies, financial reporting requirements, alternative accounting principles that could be applied and the quality and effectiveness of the independent public accountants. The Board of Directors has adopted a written Audit Committee Charter which was revised in 2003 (A copy of which was attached to last year's proxy statement as Appendix A).

        The Board of Directors has determined that the Audit Committee does not have an "audit committee financial expert" as that term is defined in the SEC's rules and regulations. However, the Board of Directors believes that each of the members of the Audit Committee has demonstrated that he is capable of analyzing and evaluating the Company's financial statements and understanding internal controls and procedures for financial reporting. As the Board of Directors believes that the current members of the Audit Committee are qualified to carry out all of the duties and responsibilities of the Company's Audit Committee, the Board does not believe that it is necessary at this time to actively search for an outside person to serve on the Board of Directors who would qualify as an audit committee financial expert.

        During the fiscal year ended September 30, 2004, the Compensation Committee, which consists of Mr. Goldblum, Chairman, Mr. Schlessinger and Mr. Schwartz, held three meetings. Each member of the Compensation Committee is considered an "independent director" under Nasdaq rules. The Compensation Committee considers recommendations of the Company's management regarding compensation, bonuses and fringe benefits of the executive officers of the Company, and determines whether the recommendations of management are consistent with general policies, practices, and compensation scales established by the Board of Directors. The Board of Directors adopted a Compensation Committee Charter in 2003 (A copy of which was attached to last year's proxy statement as Appendix B).

        On November 17, 2004, the Nominating Committee met and recommended to the full Board the re-election of Ms. Rebecca C. Matthias, Mr. Joseph A. Goldblum and Mr. David Schlessinger for an additional three year term as directors of the Company. The Nominating Committee held no other meetings in fiscal year 2004. In April of 2004, the Board replaced Mr. Schwartz with Mr. Schlessinger as a member of the Nominating Committee. The current members of the Nominating Committee are Mr. Goldblum, Mr. Hitchner and Mr. Schlessinger. Each member of the Nominating Committee is considered an "independent director" under Nasdaq rules and the rules of the Securities and Exchange Commission. The Nominating Committee functions include establishing the criteria for selecting candidates for nomination to the Board of Directors; actively seeking candidates who meet those criteria; and making recommendations to the Board of Directors of nominees to fill vacancies on, or as additions to, the Board of Directors. The Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. Director nominees should have high-leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. The Nominating Committee applies the same criteria to nominees recommended by stockholders. Such recommendations should be submitted in writing to the attention of the Nominating Committee, c/o Mothers Work, Inc., 456 North Fifth Street, Philadelphia, Pennsylvania, 19123, and should not include self-nominations. The Board of Directors adopted a Nominating Committee Charter in 2003 (A copy of which was attached to last year's proxy statement as Appendix C).

Nominations of Directors by Stockholders

        On November 17, 2004, the Board amended the Bylaws of the Company to provide procedures pursuant to which a stockholder may nominate individuals for election to the Board of Directors at meetings of the stockholders. The procedures are summarized below:

  •
  A stockholder who proposes to nominate an individual for election to the Board of Directors must deliver a written notice to the Secretary of the Company which includes: (i) a complete description of the nominees' qualifications, experience and background, and any and all other information that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder; (ii) a statement signed by each nominee in which he or she consents to being named in the proxy statement as a nominee and to serving as a director if elected, (iii) the name and address of the stockholder giving the notice, as it appears on the Company's books, (iv) the name and address of the beneficial owner, if any, on whose behalf the nomination is being made, (v) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, and (vi) a representation that such stockholder and beneficial owner intend to appear in person or by proxy at the meeting. The stockholder's written notice should be sent to the attention of the Secretary, c/o Mothers Work, Inc., 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

  •
  In order for a stockholder's nomination to be considered at any annual meeting of the stockholders, the notice must be delivered not later than the 60th day nor earlier than the 90th day prior to the first anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received not earlier than the 90th day prior to the annual meeting and not later than, the later of, the 60th day prior to the annual meeting or the 15th day following the day on which public announcement of the date of the meeting is first made by the Company.

Stockholder Communications

        Pursuant to the policy of the Board of Directors, all communications directed to the Board of Directors will be delivered to the Board. Stockholders may contact the Board of Directors by writing to them c/o Mothers Work, Inc., 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

Compensation of Directors

        For the fiscal year ended September 30, 2004, the Company paid each director, other than the Matthiases, a retainer of $4,000 per quarter. In addition, each director was paid $1,500 for each Board meeting scheduled to be held in person and attended by such director, and $500 for each Committee meeting scheduled to be held in person and attended by such director. Directors were not compensated for attendance at Board or Committee meetings scheduled to be held telephonically. Upon conclusion of the Annual Meeting of Stockholders for the last fiscal year, the Company granted each director, other than the Matthiases, immediately vested options to purchase 3,000 shares of Common Stock pursuant to the Company's 1994 Director Stock Option Plan.

        Effective with the fiscal year beginning October 1, 2004, the Board, in accordance with the recommendations of the Compensation Committee and management, modified the compensation structure for its non-employee directors as follows. The Company shall pay each non-employee director a retainer of $5,000 per quarter. In addition, each non-employee director will be paid $1,500 for each Board meeting scheduled to be held in person and attended by such non-employee director, and $750 for each Committee meeting scheduled to be held in person and attended by such non-employee director. The Chairman of the Audit Committee will be paid a retainer of $2,500 per quarter, and the Chairman of the Compensation Committee will be paid a retainer of $1,250 per quarter. Non-employee directors will not be compensated for attendance at Board or Committee meetings scheduled to be held telephonically. Upon conclusion of the Annual Meeting of Stockholders each year, the Company will grant each non-employee director immediately vested options to purchase 5,000 shares of Common Stock pursuant to the Company's 1994 Director Stock Option Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Reporting Persons"), to file with the SEC initial reports of ownership (on Form 3) and reports of changes in ownership of the Common Stock and other equity securities of the Company (on Forms 4 and 5). Reporting Persons are additionally required to furnish the Company with copies of all Section 16(a) reports they file.

        To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company, all Section 16(a) reports for the fiscal year ended September 30, 2004 were timely filed.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors has:

  •
  Reviewed and discussed the audited financial statements for the year ended September 30, 2004 with management;

  •
  Discussed with the Company's independent auditors regarding matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61, as amended by SAS No. 90, in connection with the audit of the financial statements for the year ended September 30, 2004; and

  •
  Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors its independence.

        In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for filing with the SEC for the year ended September 30, 2004.

Auditor Fees and Services

        The following is a summary of the fees billed to the Company by KPMG for professional services rendered for the fiscal years ended September 30, 2004 and September 30, 2003:

Fee Category	Fiscal 2004 Fees ($)		Fiscal 2003 Fees ($)
Audit Fees (1)	253,675		239,615
Audit-Related Fees (2)	35,155		75,940
Tax Fees (3)	175,784	(4)	149,200
All Other Fees (5)	—		—

Total Fees	464,614		464,755

(1)
Audit Fees consist of fees billed for professional services rendered for the annual audit of the Company's financial statements and for reviews of the interim financial statements included in the Company's quarterly reports on Form 10-Q.

(2)
Audit-Related Fees consist of fees billed for professional services rendered for audit-related services including consultations on SEC filings and the issuance of consents, and consultations on other financial accounting and reporting related matters.

(3)
Tax Fees consists of fees billed for professional services relating to tax compliance and other tax advice.

(4)
The Tax Fees portion of the fiscal 2004 fees includes amounts which are estimated, but have not yet been billed.

(5)
All Other Fees consist of fees billed for all other services.

        The Audit Committee's pre-approval policies and procedures provide for pre-approval of audit, audit-related, tax services and other services. Unless a type of service to be provided by the independent public accountants has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels require specific pre-approval by the Audit Committee. The pre-approval fee levels for all services to be provided by the independent public accountants are established annually by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services described above rendered to the Company by KPMG during fiscal years 2004 and 2003 and has pre-approved similar services to be rendered during fiscal 2005. The Audit Committee believes the rendering of these services is not incompatible with the independent auditors maintaining their independence.

The Audit Committee
Elam M. Hitchner, III, Chairman William A. Schwartz, Jr. Stanley C. Tuttleman

        The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such report by specific reference.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

General

        The Compensation Committee of the Board of Directors consists of Joseph A. Goldblum, Chairman, David Schlessinger and William A. Schwartz. Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus stockholder value, by aligning the financial interests of the Company's senior management with those of its stockholders. Annual base salary and longer term incentive compensation provide an important incentive in attracting and retaining corporate officers and other key employees and motivating them to perform to the full extent of their abilities in the best long-term interests of the stockholders.

        The Company's executive compensation program consists of two key elements: (1) an annual component, i.e., base salary and annual bonus and (2) a long-term component, i.e., stock options. Executive compensation levels are determined in connection with a review of compensation levels at comparable publicly-held companies. The Compensation Committee has determined that a compensation package that contains long-term stock based incentives is appropriate for the Company's goals of sustainable growth and enhanced stockholder value.

        Based on this philosophy, a meaningful portion of the senior executives' annual bonus and stock options is designed to be linked to the Company's achievement of targeted earnings before interest expense, income tax provision, and depreciation and amortization expense ("EBITDA"). Under this pay-for-performance orientation:

  •
  executives are motivated to improve the overall performance and profitability of the Company; and

  •
  accountability is further encouraged through the adjustment of salaries and incentive awards on the basis of each executive's individual performance, potential and contribution.

        The policies with respect to each element of the compensation package, as well as the basis for determining the compensation of the Chief Executive Officer and the President, Dan and Rebecca Matthias, respectively, are described below.

1.     Annual Component: Base Salary and Annual Bonus

        Base Salary:    includes compensation for discharging job responsibilities and reflects the executive officer's performance over time. Peer salaries for comparable positions are used as reference points in setting salary opportunities for executive officers. The Company's overall goal is to approximate the median salaries paid by the peer group assuming comparability of such factors as position, responsibilities and tenure.

        Individual salary adjustments take into account the Company's salary increase guidelines for the year and individual performance contributions for the year, as well as sustained performance contributions over a number of years and significant changes in responsibilities, if any. The assessment of individual performance contributions is subjective and does not reflect the Company's performance.

        Annual Bonus:    based on the Company's performance and management's performance against specified goals established by senior management and the Compensation Committee.

        The annual bonuses for the Chief Executive Officer and the President are based upon the Company's achievement of targeted EBITDA. Notwithstanding the foregoing, the Compensation Committee has the discretion to increase the annual bonus in any given year to take into account what it deems to be extraordinary events.

2.     Long-Term Component: Stock Options

        To align stockholder and executive officer interests, the long-term component of the Company's executive compensation program includes the granting of stock options whose value is related to the appreciation in the market price of the underlying Common Stock. Stock options are granted to reinforce the importance of improving stockholder value over the long term, and to encourage and facilitate the executive's stock ownership. Under the Company's 1987 Stock Option Plan (as amended and restated, the "Amended and Restated Stock Option Plan"), options to purchase Common Stock are available for grant to officers and other employees and consultants of the Company. Stock options are granted with an exercise price equal to 100% of the fair market value of the Common Stock on the date of the grant to ensure that the executives can only be rewarded for appreciation in the price of the Common Stock when the Company's stockholders are similarly benefited. Stock options are exercisable up to ten years from the date granted. The stock options generally vest over a five-year period, although some stock options, including those granted to the Chief Executive Officer and the President pursuant to the terms of their employment agreements, vest immediately. While all executives are eligible to receive stock options, participation in each annual grant, as well as the size of the grant each participating executive receives, is based upon Company and individual performance. Notwithstanding the foregoing, the Compensation Committee has the discretion to increase the annual grant of options in any given year to take into account what it deems to be extraordinary events. Certain options for the Company's Chief Executive Officer and the President are governed by the terms of their employment agreements. The entitlement of the Chief Executive Officer and the President to options for services rendered are based upon the Company's EBITDA performance.

Chief Executive Officer and President Compensation

        In fiscal 2004, the annual base salaries for each of Dan W. Matthias, Chairman of the Board and Chief Executive Officer, and Rebecca C. Matthias, President and Chief Operating Officer, increased from $463,500 to $477,405, respectively. As of October 1, 2004, the fiscal 2005 salaries for the Chief Executive Officer and President were increased from $477,405 to $491,727, respectively. The fiscal 2004 and 2005 base salaries are commensurate with the salaries of other senior management of publicly-held companies of comparable size in the retail clothing industry.

        The Matthiases' compensation package as set forth in their respective employment agreements, as modified by the Compensation Committee, consists of two elements: (1) an annual component consisting of base salary and cash bonus and (2) a long-term component consisting of stock options. See "Employment Agreements" on page 15. Management's performance is measured against the Company's achievement of targeted EBITDA. Based upon the Company's actual fiscal 2004 EBITDA relative to targeted EBITDA, neither of the Matthiases automatically received a cash bonus or an option grant. The Compensation Committee, under its discretionary authority and in accordance with and proportionate to the Committee's bonus determinations for the entire executive team, decided to grant a cash bonus to each of Dan and Rebecca Matthias of $23,870 (which amount is equivalent to 10% of each of their target bonuses). The Compensation Committee also granted 40,000 options to each of the Matthiases. The cash bonus and option grant were in recognition of the progress made in the past year in the development of the Company's strategic business initiatives (such as the Destination MaternityTM superstore, the expansion of the Company's relationship with Sears® and the establishing of a relationship with Kohl's®) and the other various initiatives adopted by the Company in the past year. The Compensation Committee believes that the stock option grant is consistent with aligning the interests of these senior executives with the stockholders, and will serve to reinforce the importance of increasing stockholder value over the long term.

The Board ratified the Compensation Committee's recommendations regarding the basis of the fiscal 2004 compensation of each of the Matthiases.

The Compensation Committee
Joseph A. Goldblum, Chairman David Schlessinger William A. Schwartz, Jr.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee is currently or has been at any time since the Company's incorporation, an officer or employee of the Company. No interlocking relationship exists between any member of the Company's Board of Directors or compensation committee of any other company.

SUMMARY COMPENSATION TABLE

        The following table sets forth, for the fiscal years ended September 30, 2004, 2003 and 2002, certain compensation information with respect to the Company's Chief Executive Officer and the other Company officers named therein.

Long-Term Compensation
		Annual Compensation				Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Other Annual Compensation ($)(b)		Shares Underlying Options/SARs (#)		All Other Compensation ($)

Dan W. Matthias Chairman and Chief Executive Officer	2004 2003 2002	477,031 463,189 449,039	23,870 59,096 450,000	— — —		— 11,475 60,000	(c) (d) (d)	2,680 2,680 —	(e) (e)
Rebecca C. Matthias President and Chief Operating Officer	2004 2003 2002	477,031 463,189 449,039	23,870 59,096 450,000	— — —		— 11,475 60,000	(c) (d) (d)	1,290 1,290 —	(e) (e)
Edward M. Krell (f) Executive Vice President— Chief Financial Officer	2004 2003 2002	358,655 309,796 196,154	18,000 39,529 102,810	8,693 34,652 96,888	(g) (g) (g)	30,000 10,000 35,000	(c)	— — —
David Mangini Executive Vice President— General Merchandise Manager	2004 2003 2002	474,414 441,865 450,000	23,740 59,351 154,215	— — —		3,000 5,000 10,000	(c)	— — —

(a)
Reflects bonuses paid after the end of the respective fiscal years but attributable to such respective fiscal years.

(b)
In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits, securities or property has been omitted in those instances where such perquisites and other personal benefits, securities or property, constituted less than the lesser of $50,000 or ten percent of the total of annual salary and bonus for the named executive officer for such year.

(c)
Does not include stock options granted after September 30, 2004.

(d)
This stock option was granted pursuant to the named officer's employment agreement with respect to services rendered during the applicable fiscal year, notwithstanding the fact that the grant was made after the end of the respective fiscal year.

(e)
Represents amount paid by the Company for term life insurance premiums.

(f)
Mr. Krell, Executive Vice President—Chief Financial Officer, joined the Company on January 28, 2002.

(g)
Represents relocation expenses reimbursed to the executive by the Company, together with a gross-up of associated income taxes, with payments made in fiscal years 2002, 2003 and 2004.

STOCK OPTIONS GRANTED TO CERTAIN EXECUTIVE OFFICERS DURING LAST FISCAL YEAR

        The following table sets forth certain information regarding options for the purchase of Common Stock that were awarded and issued to the Company's Chief Executive Officer and the other named Company officers during fiscal 2004.

Option Grants In Fiscal Year Ended September 30, 2004

						Potential Realizable Gain at Assumed Annual Rates of Stock Appreciation for Option Terms Compounded Annually ($)
			Percent of Total Options Granted to Employees in Last Fiscal Year
	Number of Shares Underlying Options Granted (#)
Name				Exercise or Base Price ($/Sh)	Expiration Date
						5%	10%
Dan W. Matthias	11,475	(1)	5.3%	23.62	11/20/13	170,455	431,967
Rebecca C. Matthias	11,475	(1)	5.3%	23.62	11/20/13	170,455	431,967
Edward M. Krell	30,000	(2)	13.8%	23.62	11/20/13	445,635	1,129,326
David Mangini	3,000	(2)	1.4%	23.62	11/20/13	44,563	112,933

(1)
These options were fully vested as of the grant date and were granted under the Amended and Restated Stock Option Plan.

(2)
These options were granted under the Amended and Restated Stock Option Plan and become exercisable as to 20% of the underlying shares on each of the first five anniversaries of the grant date.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR
ENDED SEPTEMBER 30, 2004 AND 2004 FISCAL YEAR-END OPTION VALUES

        The following table sets forth certain information regarding options for the purchase of the Common Stock that were exercised and/or held by the Company's Chief Executive Officer and the other named Company officers during fiscal 2004.

			Number of Shares Underlying Unexercised Options at Fiscal Year End (#)
					Value of Unexercised In-the-Money Options at Fiscal Year End ($)
Name	Shares Acquired on Exercise	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Dan W. Matthias	27,270	295,880	240,110	—	748,189	—
Rebecca C. Matthias	27,270	295,880	240,110	—	748,189	—
Edward M. Krell	—	—	16,000	59,000	60,060	90,090
David Mangini	—	—	35,000	33,000	156,200	126,800

SUMMARY OF ALL EXISTING EQUITY COMPENSATION PLANS

        The following table sets forth information as of the end of the Company's 2004 fiscal year with respect to compensation plans under which the Company is authorized to issue shares.

Equity Compensation Plan Information

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders (1)	1,189,870	17.67	448,137
Equity compensation plans not approved by security holders (2)	—	—	—

Total	1,189,870	17.67	448,137

(1)
These plans consist of the Amended and Restated Stock Option Plan and 1994 Director Stock Option Plan.

(2)
The Company does not have any equity compensation plans that have not been approved by the stockholders.

Stock Price Performance Graph

        The graph below compares the cumulative total stockholder return on the Company's Common Stock for the period from September 30, 1999 to September 30, 2004, with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard and Poor's Retail Stores Composite Index. The comparison assumes $100 was invested on September 30, 1999 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

Total Stockholder Returns

Employment Agreements

Dan and Rebecca Matthias

        The Company is a party to written employment agreements (the "Employment Agreements") with each of Dan and Rebecca Matthias which expire on September 30, 2007, unless earlier terminated pursuant to the terms of the Employment Agreements. The term of each Employment Agreement automatically extends for successive one-year periods extending the expiration date into the third year after the extension, unless either the Company or the executive gives written notice to the other party that the term will not so extend. Under the Employment Agreements, as modified based on discussions with the Compensation Committee, the Company has agreed to nominate the Matthiases as directors and to use its best efforts to cause them to be elected as directors. The base salary of each executive for fiscal 2005 is $491,727 per year, and the base salary will increase each year during the term in an amount determined by the Compensation Committee of the Board of Directors, but in any event no less than the rate of inflation.

        Each of the Matthiases are entitled to a cash bonus of up to 100% of his or her base salary and a grant of up to 60,000 immediately-vested stock options based on a formula relating to the Company's achievement of a target EBITDA that has been approved by the Compensation Committee. Under these formulas, achievement of 100% of Compensation Committee-approved target EBITDA results in each of the Matthiases earning a cash bonus equal to 50% of his or her base salary and a grant of 45,000 immediately-vested stock options. The Compensation Committee retains the discretion to increase the executives' bonuses and to grant additional options if such Committee deems it to be appropriate.

        The Employment Agreements provide that for one year following the termination of employment of either executive (other than for "Good Reason" or upon a "Change of Control" of the Company, as such terms are defined in the Employment Agreements) the executive shall not compete with the Company or solicit the Company's suppliers or employees. If the employment of either executive is terminated by the Company without cause or by the executive for Good Reason or following a Change of Control, each term as defined in the Employment Agreements, (i) the executive is entitled to receive a lump sum severance payment equal to three years of base salary and the maximum amount of cash and option bonus compensation and fringe benefits which would have been paid or made available to the executive during the three years following such termination, (ii) all unvested stock options held by the terminated executive will become immediately vested, and (iii) the executive is entitled to cause the Company to register all shares owned by the executive under the Securities Act of 1933, as amended, to the extent they are not then registered, and the executive may additionally include his or her shares in future registrations filed by the Company. In the event of a termination by the Company for cause or by the executive without good reason, the executive will not be entitled to any further base salary or bonus compensation, and all unvested options then held by the executive will be automatically canceled. In the event of a termination by the Company because of a disability, the executive shall continue to receive base salary and cash bonus and option compensation and fringe benefits during the three years following such termination, at 50% of the levels the executive would have received if the executive's employment had been terminated by the Company without cause, as described above, less any payments received by the executive under any long term disability or life insurance provided by the Company.

Edward Krell

        The Company is also a party to a written employment agreement with Edward Krell which expires on September 30, 2006, unless earlier terminated pursuant to the terms of his employment agreement. The term of the employment agreement automatically extends for successive one-year periods extending the expiration date into the second year after the extension, unless either the Company or the executive gives written notice to the other party that the term will not so extend. The base salary of Mr. Krell for fiscal 2005 is $381,600 per year.

        The employment agreement provides that for two years following the termination of employment, Mr. Krell shall not compete with the Company or solicit the Company's suppliers or employees. Except for a "Change of Control" as defined in the agreement, if the employment of Mr. Krell is terminated by the Company without cause, (i) he is entitled to receive a lump sum severance payment equal to one year of his then current base salary, and (ii) all unvested stock options held by him will become immediately vested and exercisable. If after a Change of Control the employment of Mr. Krell is terminated by the Company or by Mr. Krell, he is entitled to receive a lump sum severance payment equal to (i) two years of his then current base salary or the highest salary paid to him at any time by the Company, (ii) two years of the target amount of cash bonus compensation (currently 50% of base salary) and (iii) two years of fringe benefits, provided, however, that the Company may instead elect to continue providing such benefits, and all stock options held by him will become immediately vested and exercisable. In the event of a termination by the Company for cause, as defined in the employment agreement, he will not be entitled to any further base salary, bonus compensation or fringe benefits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information, as of November 24, 2004, except as otherwise noted, with respect to the beneficial ownership of shares of the Common Stock by each person who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, by each director or nominee for director, by each of the officers named on the Summary Compensation Table, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power.

	Common Stock
Name and Address of Beneficial Owner (a)	Amount and Nature of Beneficial Ownership	Percent of Class
Dan W. and Rebecca C. Matthias	1,009,654 (b)	17.6%
Edward M. Krell	31,277 (c)	*
David Mangini	38,600 (d)	*
Joseph A. Goldblum	149,819 (e)	2.9%
Elam M. Hitchner, III	49,500 (f)	*
David Schlessinger	13,000 (g)	*
William A. Schwartz, Jr.	20,000 (h)	*
Stanley C. Tuttleman	49,000 (i)	*
MVP Distribution Partners	374,645 (j)	7.2%
259 Radnor-Chester Rd. Radnor, PA 19087
Oakmont Capital, Inc	259,000 (k)	5.0%
112 St. Clair Avenue West Suite 504 Ontario, Canada M4V 2Y3
All directors and officers as a group (9 persons)	1,360,850 (l)	23.1%

*
Less than 1% of the outstanding Common Stock or less than 1% of the voting power.

(a)
Except as otherwise indicated, the address of each person named in the table is: c/o Mothers Work, Inc., 456 North Fifth Street, Philadelphia, Pennsylvania 19123.

(b)
Includes 266,475 shares and 266,475 shares, respectively, purchasable upon exercise of stock options by Dan and Rebecca Matthias (or a total of 532,950 shares). Except for the shares purchasable upon exercise of stock options, Dan and Rebecca Matthias are husband and wife and beneficially own the shares indicated jointly.

(c)
Includes 31,000 shares purchasable upon exercise of stock options.

(d)
All shares purchasable upon exercise of stock options.

(e)
Includes 43,010 shares owned by G-II Family Partnership L.P. Mr. Goldblum is general partner of G-II Family Partnership L.P. and may be deemed to be a beneficial owner of such shares. Also includes 21,000 shares purchasable upon exercise of stock options (including 5,000 shares expected to be granted under the Company's 1994 Director Stock Option Plan upon completion of the 2005 Annual Meeting, subject to Mr. Goldblum's re-election as a director); 11,800 shares held as custodian or in trust for members of Mr. Goldblum's family; 495 shares owned by his wife; and 29,670 shares held by Mr. Goldblum as custodian for the benefit of the Matthias' children.

(f)
Includes 25,000 shares purchasable upon exercise of stock options (including 5,000 shares expected to be granted under the Company's 1994 Director Stock Option Plan upon completion of the 2005 Annual Meeting).

(g)
All shares purchasable upon exercise of stock options (including 5,000 shares expected to be granted under the Company's 1994 Director Stock Option Plan upon completion of the 2005 Annual Meeting, subject to Mr. Schlessinger's re-election as a director).

(h)
Includes 19,000 shares purchasable upon exercise of stock options (including 5,000 shares expected to be granted under the Company's 1994 Director Stock Option Plan upon completion of the 2005 Annual Meeting).

(i)
Includes 17,000 shares purchasable upon exercise of stock options (including 5,000 shares expected to be granted under the Company's 1994 Director Stock Option Plan upon completion of the 2005 Annual Meeting).

(j)
Information is based on the Schedule 13D filed with the Securities and Exchange Commission on June 10, 2002. According to that filing, Robert Brown, a general partner of MVP Distribution Partners and its affiliates, including Meridian Venture Partners, beneficially owns 127,600 shares of the Company's common stock, which are not included in the above table.

(k)
Based on the Schedule 13D/A filed with the Securities and Exchange Commission on November 19, 1998, all of such shares may be deemed to be beneficially owned by Oakmont Capital Inc. ("Oakmont"). Oakmont is a part of a group (the "Group") which also includes E.J.K. Real Estate Services Limited, Inc. ("EJK") and 1272562 Ontario, Inc. ("1272562"), Gregory P. Hannon and Terence M. Kavanagh. Oakmont has sole voting power and sole dispositive power with respect to 173,800 of such shares. EJK and 1272562 each own 50 percent of the voting stock of Oakmont and have shared voting power and shared dispositive power with respect to the shares owned by Oakmont. Mr. Kavanagh owns all of the capital stock in EJK, and Mr. Hannon owns all of the capital stock of 1272562. EJK, 1272562, Mr. Kavanagh, and Mr. Hannon also have sole voting power and sole dispositive power as to shares not directly owned by Oakmont.

(l)
Includes the following number of shares purchasable upon exercise of stock options owned (or which may be deemed to be owned) by the following persons: Joseph A. Goldblum—21,000, Elam M. Hitchner, III—25,000, Edward Krell—31,000, David Mangini—38,600, Dan W. Matthias—266,475, Rebecca C. Matthias—266,475, David Schlessinger—13,000, William A. Schwartz, Jr.—19,000 and Stanley C. Tuttleman—17,000.

CERTAIN TRANSACTIONS

        One of the Company's directors and the Chairman of the Audit Committee, Elam M. Hitchner, is Of Counsel at the law firm of Pepper Hamilton LLP, which provides legal services to the Company. Mr. Hitchner does not participate in the provision of legal services to the Company.

RATIFICATION OF
APPOINTMENT OF AUDITORS
(PROPOSAL 2)

        The Audit Committee of the Board of Directors has appointed the firm of KPMG as independent public accountants to audit and report on the consolidated financial statements of the Company and its subsidiaries for the year ending September 30, 2005, and to perform such other appropriate accounting and related services as may be required by the Audit Committee. KPMG has served as the Company's independent public accountants since June 6, 2002. The Board of Directors recommends that the stockholders ratify such selection. This appointment will be submitted to the stockholders for ratification at the Annual Meeting.

        The submission of the appointment of KPMG to the stockholders is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If the stockholders do not ratify the appointment, the selection of other independent public accountants will be considered by the Board of Directors. If KPMG shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent public accountants.

        A representative of KPMG is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

        The Board of Directors recommends a vote FOR Proposal 2 to ratify the appointment of KPMG as independent auditors for the fiscal year ending September 30, 2005.

OTHER BUSINESS

        Management knows of no other matters that will be presented at the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

ANNUAL REPORT

        A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 2004 accompanies this proxy statement.

STOCKHOLDER PROPOSALS

        Stockholders may nominate director candidates and make proposals to be considered at the Annual Meeting of Stockholders to be held in 2006 (the "2006 Annual Meeting"). In accordance with our Bylaws, any stockholder nominations of one or more candidates for election as directors at the 2006 Annual Meeting or any other proposal for consideration at the 2006 Annual Meeting must be received by us at the address set forth below, together with certain information specified in our Bylaws, between October 23, 2005 and November 22, 2005. See "Election of Directors—Election of Directors by Stockholders" in this proxy statement for a summary description of this information.

        In addition to being able to present proposals for consideration at the 2005 Annual Meeting, stockholders may also be able to have their proposals included in our proxy statement and form of proxy for the 2006 Annual Meeting. In order to have a stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than August 18, 2005, and the stockholder must otherwise comply with applicable SEC requirements and our Bylaws. If the stockholder complies with these requirements for inclusion of a proposal in our proxy statement and form of proxy, the stockholder need not comply with the notice requirements described in the preceding paragraph.

        The form of proxy issued with our 2006 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at our 2006 Annual Meeting and which is not included in our proxy statement. However, such discretionary authority may not be exercised if the stockholder proponent has given to our Secretary notice of such proposal between October 23, 2005 and November 22, 2005 and certain other conditions provided for in the SEC's rules have been satisfied.

        A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of Mothers Work, and all notices and nominations referred to above must be sent to the Secretary of Mothers Work, at the following address: Mothers Work, Inc., 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

        The Company will provide to each person solicited, without charge except for exhibits, upon request in writing, a copy of its Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2004. Requests should be directed to Mothers Work, Inc., Attention: Chief Financial Officer, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

By Order of the Board of Directors

Dan W. Matthias Chairman of the Board and Chief Executive Officer

Philadelphia, Pennsylvania
Date: December 16, 2004

MOTHERS WORK, INC.
Proxy Solicited On Behalf Of The Board Of Directors

        The undersigned, revoking all previous proxies, hereby appoints Dan W. Matthias and Rebecca C. Matthias, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Stockholders of the Company to be held on January 21, 2005, and at any adjournment or postponement thereof.

1.	Election of Directors for a three-year term expiring at the 2008 Annual Meeting.
Nominees: Rebecca C. Matthias, Joseph A. Goldblum and David Schlessinger
☐ FOR all listed nominees
☐ WITHHOLD AUTHORITY to vote for all listed nominees
☐ LISTED NOMINEES except the following:
(Instruction: To withhold authority to vote for any individual nominee, write the name of such nominee on the line below.)

2.  Ratification of appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending September 30, 2005.

☐ For	☐ Against	☐ Abstain

Please date and sign your Proxy on the reverse side and return it promptly.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF AND "FOR" RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2005. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

        THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Signature of Stockholder

Signature of Stockholder
Date:

NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.

QuickLinks

ELECTION OF DIRECTORS (PROPOSAL 1)
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
STOCK OPTIONS GRANTED TO CERTAIN EXECUTIVE OFFICERS DURING LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED SEPTEMBER 30, 2004 AND 2004 FISCAL YEAR-END OPTION VALUES
SUMMARY OF ALL EXISTING EQUITY COMPENSATION PLANS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS
RATIFICATION OF APPOINTMENT OF AUDITORS (PROPOSAL 2)
OTHER BUSINESS
ANNUAL REPORT
STOCKHOLDER PROPOSALS
MOTHERS WORK, INC. Proxy Solicited On Behalf Of The Board Of Directors